Exhibit 10.43

Roivant Sciences Ltd.
Stock Option Grant Notice
(2021 Equity Incentive Plan)

Roivant Sciences Ltd. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the Participant an option to purchase the number of common shares of the Company (each, a “Common Share”) as set forth below. This option is subject to all of the terms and conditions as set forth in this stock option grant notice (this “Stock Option Grant Notice”), the option agreement (the “Option Agreement”), the Plan and the notice of exercise (or such other form of notice of exercise as approved by the Committee from time to time, the “Notice of Exercise”), all of which are attached hereto and incorporated into this Stock Option Grant Notice in their entirety. Capitalized terms not explicitly defined in this Stock Option Grant Notice but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Participant:	[●]

Grant Date:	[●]

Vesting Commencement Date:	[●]

Number of Shares Subject to Option:	[●]

Exercise Price (Per Share):	[●]

Expiration Date:	[●]

Type of Grant:	☐ Incentive Stock Option[1] ☐ Nonstatutory Stock Option

Exercise Schedule:	Same as Vesting Schedule
Vesting Schedule:
[●][1/4th of the Common Shares underlying the option will vest one year after the Vesting Commencement Date; the balance of the Common Shares will vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to the Participant’s Continuous Service through the applicable vesting date.]

[In the event the Participant’s Continuous Service is terminated for any reason [(other than an involuntary termination that is a Change in Control Termination)], the option will cease vesting and any portion of the option that has not yet vested as of the date of the Participant’s termination of Continuous Service shall automatically be forfeited and cancelled upon such termination of Continuous Service and the Participant shall have no further rights or entitlements with respect such forfeited portion of the option.]

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options held by the Participant) cannot be first exercisable by the Participant for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

[Notwithstanding anything to the contrary in this Stock Option Grant Notice, if the Participant’s Continuous Service is involuntarily terminated without Cause [within [twelve (12) months][●]][at any time][2] following the date of the consummation of a Change in Control (as defined in the Plan) (a “Change in Control Termination”), all shares underlying this option shall automatically and immediately become fully vested.]
[Notwithstanding anything to the contrary in this Stock Option Grant Notice ,In the event of a Change in Control (as defined in the Plan), all shares underlying this option shall automatically and immediately become fully vested.][3]

[Release of Claims:
The Participant agrees and acknowledges that the vesting and exercisability of the option is conditioned upon the Participant’s timely execution and non-revocation of the release of claims provided to the Participant by the Company on [DATE] (the “Release”). Accordingly, and notwithstanding anything to the contrary herein, in the event the Participant fails to timely execute the Release within the consideration period set forth in the Release, or the Participant timely executes the Release but thereafter revokes the Release, the option shall be automatically forfeited and cancelled in its entirety immediately following the expiration of such consideration period or upon the revocation of the Release, as applicable.][4]

Payment:
By one or a combination of the following items (described in the Option Agreement):
•    By cash, check, bank draft, wire transfer or money order payable to the Company.
•    If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement.

2 Used only for 2021 executive annual option grants.
3 For Director grants only.
4 For annual employee grants only.

2

Additional Terms/Acknowledgements:
The Participant acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. The Participant acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. The Participant further acknowledges that as of the Grant Date, this Stock Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject, with the exception of (i) Stock Awards previously granted and delivered to the Participant [and], (ii) any compensation recovery policy or share ownership guidelines that is adopted by the Company or is otherwise required by applicable law [and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein].

By accepting this option, the Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENTS: Option Agreement, 2021 Equity Incentive Plan and Notice of Exercise

3

ATTACHMENT I

Roivant Sciences Ltd.

Option Agreement
(Incentive Stock Option or Nonstatutory Stock Option)

Pursuant to your Stock Option Grant Notice (“Stock Option Grant Notice”) and this Option Agreement (this “Option Agreement”), Roivant Sciences Ltd. (the “Company”) has granted you an option under its 2021 Equity Incentive Plan (the “Plan”) to purchase the number of common shares of the Company (each, a “Common Share”) indicated in your Stock Option Grant Notice at the exercise price indicated in your Stock Option Grant Notice. The option is granted to you effective as of the grant date set forth in the Stock Option Grant Notice (the “Grant Date”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Stock Option Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The terms and conditions of your option, in addition to those set forth in the Stock Option Grant Notice and the Plan, are as follows:

1.        Vesting. Your option will vest as provided in your Stock Option Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.        Number of Shares and Exercise Price. The number of Common Shares subject to your option and the exercise price per share applicable to your option, as set forth in your Stock Option Grant Notice, will be adjusted for Capitalization Adjustments.

3.        No Rights as a Shareholder Prior to the Issuance of Common Shares. Neither you nor any other Person shall become the beneficial owner of the Common Shares underlying the option nor have any rights to dividends or other rights as a shareholder with respect to the Common Shares (including voting rights), until and after such Common Shares, if any, have been actually issued to you and entered into the books and records of the Company in accordance with the terms of the Plan and this Option Agreement on or following the exercise of your option (or any portion thereof).

4.        [Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Grant Date, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).]

5.        Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft, wire transfer or money order payable to the Company or in any other manner permitted by your Stock Option Grant Notice.

6.        Whole Shares. You may exercise your option only for whole Common Shares.

7.        Securities Law Compliance. In no event may you exercise your option unless the Common Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws, rules and regulations governing your option and any regulation, qualification, approvals or other requirements imposed by any government or regulatory agency or body, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws, rules, regulations, qualification, approvals or other requirements (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8.        Term. You may not exercise your option before the Grant Date or after the expiration of the option’s term. Subject to Section 5(h) of the Plan, the term of your option expires upon the earliest of the following:

(a)	immediately upon the termination of your Continuous Service for Cause;

(b)	the three (3) month anniversary of the termination of your Continuous Service for any reason other than (i) for Cause, (ii) your Disability or (iii) your death;

(c)	the twelve (12) month anniversary of the termination of your Continuous Service as a result of your Disability;

(d)	the eighteen (18) month anniversary of the termination of your Continuous Service as a result of your death;

(e)	the Expiration Date indicated in your Stock Option Grant Notice; and

(f)	the day before the tenth (10th) anniversary of the Grant Date.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.        Exercise.

(a)          You may exercise the vested portion of your option (and the unvested portion of your option if your Stock Option Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)          By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option or (ii) the disposition of Common Shares acquired upon such exercise.

(c)          If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Common Shares issued upon exercise of your option that occurs within two (2) years after the Grant Date or within one (1) year after such Common Shares are transferred upon exercise of your option.

(d)          By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or other applicable law, in each case if so requested by the Company or the underwriter in connection therewith (the “Lock-Up Period”); provided, however, that nothing contained in this Section 9(d) will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period. You also agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 9(d).

(e)          The Common Shares issued upon the exercise of your option (or any portion thereof) may be endorsed with appropriate legends as determined by the Company.

10.      Transferability. Except as otherwise provided in Section 5 of the Plan, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

11.      Termination of Continuous Service; Recoupment. The Committee (or its delegate) shall have the sole discretion to determine whether a termination of Continuous Service has occurred, the effective date of such termination, and whether such termination was for Cause.  The Board may require you to return to the Company any Common Shares you received with respect to the exercise of your option; provided that, if you disposed of any Common Shares you received with respect to the exercise of your option, the Board may require you to pay to the Company, in cash, the Fair Market Value of such Common Shares as of the date of disposition. The Board shall exercise the right of recoupment provided for in this Section 11 within 180 days after the Board’s discovery of the applicable activity constituting Cause or within any other period permitted pursuant to any applicable clawback or recoupment policy or as permitted by applicable law. In addition, your option (and the Common Shares underlying your option) shall be subject to clawback or recoupment as contemplated by Section 8(l) of the Plan or otherwise pursuant to any applicable Company policy in effect from time to time or applicable law.

12.      Option Not a Service Contract. Your option and this Option Agreement are not an employment or service contract, and nothing in this Option Agreement and nothing with respect to your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in this Option Agreement or with respect to your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director or Consultant for the Company or an Affiliate.

13.      The Plan.  By accepting any benefit under this Option Agreement, you and any Person claiming a benefit under or through you shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Option Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Option Agreement is subject to all the terms, provisions and conditions of the Plan (including, without limitation, Section 8(l) of the Plan), which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and this Option Agreement, the provisions of the Plan shall control, and this Option Agreement shall be deemed to be modified accordingly.

14.      Withholding Obligations.

(a)          At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)          If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Committee, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Common Shares otherwise issuable to you upon the exercise of your option a number of whole Common Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)          You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Common Shares or release such Common Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15.      Section 280G. Notwithstanding anything to the contrary herein, except as may otherwise be expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, if you would be entitled to payments or benefits under this Option Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of such payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. Except as otherwise expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, all determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company and shall be final and binding on you and the Company.

16.      Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Stock Option Grant Notice is at least equal to the “fair market value” per share of Common Share on the Grant Date and there is no other impermissible deferral of compensation associated with the option. The Company shall not be liable to you for any adverse tax consequences to you arising in connection with this option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this option and by accepting this option, you have agreed that you have done so or knowingly and voluntarily declined to do so. You further understand that you (and not the Company) shall be responsible for your own tax liability that may arise in connection with this option.

17.      Effect on Other Employee Benefit Plans. The value of this option shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored or maintained by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

18.      Notices. Any notices related to your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.      Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority of competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Option Agreement or the Plan so declared to be unlawful or invalid shall, to the extent possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

ATTACHMENT II

Roivant Sciences Ltd.

2021 Equity Incentive Plan

[Attached]

II-1

ATTACHMENT III

NOTICE OF EXERCISE

[Attached]

III-1